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                         FOR IMMEDIATE RELEASE

                                                Contact:      Tormey
Santolli
                                                              Investor
Relations
                                                              Extension
1228

        ROSLYN BANCORP, INC. REAFFIRMS THAT IT WILL NOT INCREASE
                EXCHANGE RATIO FOR T R FINANCIAL MERGER


ROSLYN, NEW YORK, DECEMBER 30, 1998 - Roslyn Bancorp, Inc. (NASDAQ:RSLN), today reaffirmed that it will not increase the exchange ratio for its acquisition of T R Financial Corp. (NASDAQ:ROSE) pursuant to the terms of the Merger Agreement. The exchange ratio is 2.05 shares of Roslyn stock for each share of T R Financial stock.

Joseph L. Mancino, Chairman, President and Chief Executive Officer of Roslyn, stated that, pursuant to the terms of the Merger Agreement, Roslyn had received a notice of termination of the Merger Agreement from T R Financial on December 29, 1998, based upon the fact that the Roslyn stock had under-performed an index of other financial stocks during the period specified in the Merger Agreement. The termination is subject to Roslyn's right to increase the exchange ratio in accordance with a formula set forth in the Merger Agreement.

Mr. Mancino stated "We are disappointed that the T R Financial Board has elected to exercise its right to send the notice of termination. Our Board of Directors continues to believe that the exchange ratio negotiated in the Merger Agreement and approved by the shareholders of both institutions is fair to, and in the best interest of, the shareholders of both institutions."

Mr. Mancino noted that the T R Financial Board can withdraw its notice of termination at any point under the terms of the Merger Agreement until January 24, 1999. "Our Board of Directors stands ready and willing to consummate the Merger and sincerely hopes that the T R Financial Board will withdraw its notice and proceed with the transaction."


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Statements contained in this news release which are not historical facts are forward- looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Roslyn Bancorp, Inc.'s press releases are available by fax at no charge through Business Wire's News-On-Demand service. For an index of Roslyn Bancorp, Inc.'s press releases or to obtain a specific release, call (888) 329-4697 or visit us on the worldwide web at:
http://www.roslynsavings.com.